Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2021 Results

NEWARK, NJ — June 3, 2021: IDT Corporation (NYSE: IDT) reported net income per diluted share of $1.39 and Non-GAAP income per diluted share* of $0.47 on revenue of $374 million for the third quarter of FY 2021, the three months ended April 30, 2021.

3Q21 HIGHLIGHTS

(Results are for 3Q21 and are compared to 3Q20)

●	Consolidated revenue increased 16% to $374 million from $321 million.

●	Consolidated revenue-less-direct-cost-of-revenue increased 17% to $73 million from $62 million, the seventh consecutive quarter of year-over-year increases.

●	net2phone-UCaaS subscription revenue increased 39% to $10.7 million.

●	National Retail Solutions (NRS) revenue increased 123% to $6.4 million.

●	Traditional Communications’ revenue increased 16% to $345.9 million.

●	Consolidated income from operations increased to $13.9 million from $3.8 million.

●	Adjusted EBITDA* increased to $17.9 million from $9.9 million, and Adjusted EBITDA* less capital expenditures** increased to $13.2 million from $5.7 million.

●	Income per diluted share increased to $1.39 from $0.02, including the positive impacts of both a $0.92 per diluted share reversal of income tax valuation allowances and a $0.21 per diluted share gain from marked-to-market investments.

●	Non-GAAP income per diluted share* - which excludes the positive impact of the income tax valuation allowance adjustment – increased to $0.47 from $0.08.

REMARKS BY SHMUEL JONAS, CEO

“IDT continued to deliver strong results reflecting the sustained execution on our strategic priorities and the robust operating performances of our businesses. As a result, our top and bottom lines increased appreciably compared to the year ago and prior quarters – even excluding the positive impacts of the reversal of income tax valuation allowances and gains on investments.

“Our high growth, high margin businesses once again performed extremely well. net2phone recorded subscription revenue growth of 39% year over year. On our development roadmap, we continued to focus on API third party integrations. net2phone now offers integrations with Salesforce, Zoho, PurpleCloud, Slack, Zapier and Microsoft Teams, among others. Our growing integration toolkit enhances our access to new segments across both domestic and international markets.

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“NRS accelerated its impressive revenue growth increasing revenue by over 120% year over year led by payment processing services and digital advertising services.

“Our BOSS Revolution International Money Transfer business remains strong, with 63% revenue growth year over year after excluding the significant, positive impacts of the transient FX opportunities we successfully pursued during the year ago quarter, but which finally and completely ceased in the second quarter.

“In our traditional communications segment, revenue jumped by $35.4 million compared to the previous quarter, underscoring the vigor of these offerings for cash generation over the long term.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	3Q21	2Q21	3Q20	3Q21 - 3Q20 change (%/$)
Revenue	$374	$340	$321	+16.3%
Revenue-less-direct-cost-of-revenue	$73	$71	$62	+16.8%
Revenue-less-direct-cost-of-revenue as a percentage of revenue**	19.5%	20.8%	19.4%	NC
SG&A expense	$55	$54	$53	+4.8%
Depreciation and amortization	$4.4	$4.5	$5.2	$(0.8)
Severance expense	$0.2	$0.1	$0.6	$(0.4)
Other operating gain (expense), net	$0.6	$1.2	$(0.2)	+$0.8
Income from operations	$13.9	$12.9	$3.8	+$10.1
Adjusted EBITDA*	$17.9	$16.3	$9.9	+$8.0
Adjusted EBTIDA* less CAPEX**	$13.2	$12.0	$5.7	+$7.5
Net income attributable to IDT	$36.3	$13.1	$0.5	+$35.8
Diluted earnings per share	$1.39	$0.51	$0.02	+$1.37
Non-GAAP net income*	$12.3	$12.7	$2.0	+$10.3
Non-GAAP income per diluted share*	$0.47	$0.49	$0.08	+$0.39

* Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP earnings per diluted share are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

** Revenue-less-direct-cost-of-revenue as a percentage of revenue and Adjusted EBITDA less CAPEX are key performance metrics. Please refer to the Explanation of Key Performance Metrics at the end of this release for an explanation of these metrics.

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RESULTS BY SEGMENT

(Results are for 3Q21 and are compared to 3Q20 except where otherwise noted)

(in millions)	Fintech			net2phone-UCaaS			Traditional Communications
	3Q21	2Q21	3Q20	3Q21	2Q21	3Q20	3Q21	2Q21	3Q20
Revenue	$16.6	$18.5	$14.7	$11.3	$10.7	$8.1	$345.9	$310.5	$298.5
Revenue-less-direct-cost-of-revenue	$10.6	$12.0	$9.6	$9.3	$8.8	$6.5	$53.1	$49.7	$46.4
SG&A expense	$11.6	$11.8	$8.8	$11.6	$10.8	$9.3	$30.3	$29.7	$32.2
(Loss) income from operations	$(1.4)	$(0.2)	$0.1	$(3.7)	$(3.2)	$(3.6)	$20.0	$18.7	$9.5
Adjusted EBITDA*	$(1.0)	$0.2	$0.8	$(2.3)	$(2.0)	$(2.8)	$22.8	$20.1	$14.2
Adjusted EBITDA* less CAPEX**	$(2.2)	$(1.0)	$0.2	$(3.7)	$(3.2)	$(4.3)	$20.8	$18.2	$12.1

Fintech

Fintech comprises National Retail Solutions (NRS), an operator of a nationwide Point-Of-Sale (POS) retail network providing payment processing, digital advertising, transaction data and ancillary services, and BOSS Revolution Money Transfer, a provider of international money remittances.

The Fintech segment accounted for 4.5% and 4.6% of IDT’s consolidated revenue and 14.5% and 15.4% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 3Q21 and 3Q20, respectively.

Fintech Takeaways:

●	National Retail Solutions (NRS) revenue increased 123% to $6.4 million from $2.9 million, driven by increased sales of payment processing services and digital-out-of-home (DOOH) advertising.

●	NRS had approximately 13,100 active terminals at April 30, 2021, an increase of 49% compared to a year earlier. Active POS terminal counts at end of period for recent fiscal quarters were approximately: 3Q20 – 8,800; 4Q20 – 10,000; 1Q21 – 11,100; 2Q21 – 12,000; 3Q21 – 13,100.

●	NRS continues to expand its market reach with new offerings for independent retailers. NRS launched a partnership enabling its retailers to drop ship and receive their customers’ e-commerce packages during the quarter, while its NRS Petro and cash advance offerings have found early traction.

●	BOSS Revolution Money Transfer increased transactions 35% to 1.9 million from 1.4 million.

●

Money Transfer revenue decreased 13.2% to $10.3 million from $11.8 million but increased 63% when excluding the impact of the previously disclosed FX market conditions that positively and materially affected revenue and transactions during most of calendar 2020 but which had ceased by the end of fiscal 2Q21.

net2phone-UCaaS

The net2phone-UCaaS segment accounted for 3.0% and 2.5% of IDT’s consolidated revenue and 12.7% and 10.4% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 3Q21 and 3Q20, respectively.

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net2phone-UCaaS Takeaways:

●	Subscription revenue increased 39% to $10.7 million from $7.7 million. The Latin American growth rate outpaced those of the US, Canada and Spain.

●	Total seats served increased 51% to 210,000 from 139,000 at April 30th of 2020.

Traditional Communications

The Traditional Communications segment accounted for 92.5% and 92.9% of IDT’s consolidated revenue and 72.8% and 74.2% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 3Q21 and 3Q20, respectively.

Traditional Communications Takeaways:

●	Traditional Communications’ revenue increased 16% to $345.9 million from $298.5 million.

●	Mobile Top-Up revenue increased 56% to $132.6 million from $85.1 million. The surge in Mobile Top-Up sales, which also increased 37% sequentially, primarily resulted from product expansion and continued growth across all of our distribution channels.

●	BOSS Revolution Calling revenue decreased 1% to $111.4 million from $112.5 million. Minutes of use decreased by 8% but was substantially offset by changes in destination mix.

●	Carrier Services revenue increased 1% to $88.6 million from $87.4 million.

●	Traditional Communications’ Adjusted EBITDA less capital expenditures increased to $20.8 million from $12.1 million reflecting the quarter’s robust top line growth while focused cost management reduced SG&A expense.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $1.7 million in 3Q21 from $2.3 million in 3Q20.

As of April 30, 2021, IDT held $127.6 million in unrestricted cash, cash equivalents, debt securities and unrestricted current equity investments, with no debt. Current assets totaled $354.0 million and current liabilities totaled $327.3 million.

Net cash provided by operating activities during 3Q21 was $12.5 million compared to net cash used in operating activities of $47.4 million during 3Q20. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 3Q21 was unchanged at $12.5 million, compared to net cash used in operating activities of $0.7 million in 3Q20.

Capital expenditures were $4.6 million in 3Q21 compared to $4.2 million in 3Q20.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

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IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from US) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through June 10, 2021. To access the call replay, dial toll free 1-844-512-2921 (from US) or 1-412-317-6671 (international) and provide this replay number: 10156947. A replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, unified cloud communications and traditional communications services. We make it easier for families to connect, support and share across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Revolution branded money transfer and international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s unified communications as a service solution provides businesses with intelligently integrated cloud communications and collaboration solutions across channels and devices. Our IDT Carrier Services and IDT Express wholesale offerings enable communications companies to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 30, 2021	July 31, 2020
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$84,017	$84,860
Restricted cash and cash equivalents	110,992	116,362
Debt securities	16,852	18,363
Equity investments	37,586	5,964
Trade accounts receivable, net of allowance for doubtful accounts of $6,230 at April 30, 2021 and $6,085 at July 31, 2020	42,683	44,166
Prepaid expenses	45,960	33,115
Other current assets	15,959	19,302

Total current assets	354,049	322,132
Property, plant and equipment, net	31,110	30,061
Goodwill	14,943	12,858
Other intangibles, net	6,235	3,959
Equity investments	14,922	8,833
Operating lease right-of-use assets	8,363	9,490
Deferred income tax assets, net	22,530	8,512
Other assets	9,747	8,905

Total assets	$461,899	$404,750

Liabilities and equity
Current liabilities:
Trade accounts payable	$31,386	$31,147
Accrued expenses	126,119	125,544
Deferred revenue	42,771	40,114
Customer deposits	110,715	115,992
Other current liabilities	16,345	12,073

Total current liabilities	327,336	324,870
Operating lease liabilities	6,108	7,353
Other liabilities	1,295	1,388

Total liabilities	334,739	333,611
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2021 and July 31, 2020	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 26,343 and 25,961 shares issued and 24,151 and 24,345 shares outstanding at April 30, 2021 and July 31, 2020, respectively	263	260
Additional paid-in capital	277,125	277,443
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,192 and 1,616 shares of Class B common stock at April 30, 2021 and July 31, 2020, respectively	(60,413)	(56,221)
Accumulated other comprehensive loss	(8,390)	(7,410)
Accumulated deficit	(81,589)	(139,333)

Total IDT Corporation stockholders’ equity	127,029	74,772
Noncontrolling interests	131	(3,633)

Total equity	127,160	71,139

Total liabilities and equity	$461,899	$404,750

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
	(in thousands, except per share data)

Revenues	$373,831	$321,336	$1,057,022	$985,425
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	300,797	258,839	843,116	801,016
Selling, general and administrative (i)	55,148	52,630	161,591	159,853
Depreciation and amortization	4,425	5,239	13,381	15,718
Severance	184	602	439	1,714

Total costs and expenses	360,554	317,310	1,018,527	978,301
Other operating gain (expense), net	595	(234)	1,550	(3,402)

Income from operations	13,872	3,792	40,045	3,722
Interest income, net	125	56	223	525
Other income (expense), net	3,815	(2,144)	5,608	(1,360)

Income before income taxes	17,812	1,704	45,876	2,887
Benefit from (provision for) income taxes	18,586	(1,319)	12,142	(3,020)

Net income (loss)	36,398	385	58,018	(133)
Net (income) loss attributable to noncontrolling interests	(50)	133	(274)	70

Net income (loss) attributable to IDT Corporation	$36,348	$518	$57,744	$(63)

Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$1.42	$0.02	$2.27	$(0.00)

Diluted	$1.39	$0.02	$2.23	$(0.00)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,530	26,371	25,475	26,323

Diluted	26,136	26,506	25,903	26,323

(i) Stock-based compensation included in selling, general and administrative expenses	$275	$810	$1,215	$3,341

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2021	2020
	(in thousands)
Operating activities
Net income (loss)	$58,018	$(133)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,381	15,718
Deferred income taxes	(13,811)	2,912
Provision for doubtful accounts receivable	1,220	2,282
Stock-based compensation	1,215	3,341
(Gain) loss on investments	(4,923)	814
Change in assets and liabilities:
Trade accounts receivable	1,626	8,374
Prepaid expenses, other current assets, and other assets	(7,961)	(13,080)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(2,154)	(18,894)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(11,078)	(67,273)
Deferred revenue	2,611	(4,704)

Net cash provided by (used in) operating activities	38,144	(70,643)
Investing activities
Capital expenditures	(13,455)	(11,861)
Payments for acquisitions, net of cash acquired	(2,656)	(450)
Purchase of Rafael Holdings, Inc. Class B common stock and warrant	(5,000)	—
Exercise of warrant to purchase shares of Rafael Holdings, Inc. Class B common stock	(1,000)	—
Purchase of series B convertible preferred stock in equity method investment	(4,000)	—
Purchases of debt securities and equity investments	(39,347)	(14,790)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	18,670	4,317

Net cash used in investing activities	(46,788)	(22,784)
Financing activities
Distributions to noncontrolling interests	(646)	(680)
Repayment of other liabilities.	(69)	(449)
Proceeds from note payable	—	10,000
Repayment of note payable	—	(10,000)
Repayments of borrowings under revolving credit facility	—	(1,429)
Proceeds from borrowings under revolving credit facility	—	1,429
Proceeds from exercise of stock options	686	276
Repurchases of Class B common stock	(4,192)	(478)

Net cash used in financing activities	(4,221)	(1,331)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	6,652	4,012

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(6,213)	(90,746)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	201,222	257,199

Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$195,009	$166,453

Supplemental schedule of non-cash investing and financing activities
Liabilities incurred for acquisition	$393	$375

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Reconciliation of Non-GAAP Financial Measures for the

Third Quarter Fiscal 2021 and 2020

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 3Q21, 2Q21, and 3Q20, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share, all of which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts the release of valuation allowance on deferred tax assets and other operating gains.

IDT’s measure of non-GAAP earnings per diluted share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2021 and fiscal 2020 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making.

In addition, management uses Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

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Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Other operating gain (expense), net includes a gain from the sale of IDT’s rights under a class action lawsuit, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and expense for other legal matters. From time-to-time, IDT may have gains or incur costs related to non-routine legal and tax matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per diluted share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 3Q21, due to continued and projected profitability, IDT was able to release a portion of its valuation allowance that was recorded against its deferred tax assets. This income tax benefit is excluded from IDT’s non-GAAP net income and non-GAAP EPS because it only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income, and (c) for non-GAAP earnings per diluted share, diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended April 30, 2021 (3Q21)
Adjusted EBITDA	$17.9	$22.8	$(2.3)	$(1.0)	$(1.7)
Subtract (Add):
Depreciation and amortization	4.4	2.5	1.4	0.5	-
Severance expense	0.2	0.2	-	-	-
Other operating (gain) expense, net	(0.6)	0.1	-	(0.1)	(0.6)
Income (loss) from operations	13.9	$20.0	$(3.7)	$(1.4)	$(1.1)
Interest income, net	0.1
Other income, net	3.8
Income before income taxes	17.8
Benefit from income taxes	18.6
Net income	36.4
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$36.3

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended January 31, 2021 (2Q21)
Adjusted EBITDA	$16.3	$20.1	$(2.0)	$0.2	$(2.0)
Subtract (Add):
Depreciation and amortization	4.5	2.8	1.2	0.4	-
Severance expense	0.1	0.1	-	-	-
Other operating (gain) expense, net	(1.2)	(1.6)	-	-	0.3
Income (loss) from operations	12.9	$18.7	$(3.2)	$(0.2)	$(2.3)
Interest income, net	0.1
Other income, net	3.2
Income before income taxes	16.2
Provision for income taxes	(3.0)
Net income	13.2
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$13.1

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended April 30, 2020 (3Q20)
Adjusted EBITDA	$9.9	$14.2	$(2.8)	$0.8	$(2.3)
Subtract (Add):
Depreciation and amortization	5.2	3.7	0.9	0.6	-
Severance expense	0.6	0.6	-	-	-
Other operating expense (gain), net	0.2	0.4	-	-	(0.1)
Income (loss) from operations	3.8	$9.5	$(3.6)	$0.1	$(2.2)
Interest income, net	0.1
Other expense, net	(2.1)
Income before income taxes	1.7
Provision for income taxes	(1.3)
Net income	0.4
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$0.5

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IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP Earnings per diluted share

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	3Q21	2Q21	3Q20

Net income	$36.4	$13.2	$0.4
Adjustments (add) subtract:
Stock-based compensation	(0.3)	(0.4)	(0.8)
Severance expense	(0.2)	(0.1)	(0.6)
Other operating gain (expense), net	0.6	1.2	(0.2)
Release of DTA valuation allowance	24.0	-	-
Total adjustments	24.1	0.7	(1.6)
Income tax effect of total adjustments	-	(0.2)	-
	(24.1)	(0.5)	1.6
Non-GAAP net income	$12.3	$12.7	$2.0

Earnings per share:
Basic	$1.42	$0.52	$0.02
Total adjustments	(0.94)	(0.02)	0.06
Non-GAAP - basic	$0.48	$0.50	$0.08

Weighted-average number of shares used in calculation of basic earnings per share	25.5	25.4	26.4

Diluted	$1.39	$0.51	$0.02
Total adjustments	(0.92)	(0.02)	0.06
Non-GAAP - diluted	$0.47	$0.49	$0.08

Weighted-average number of shares used in calculation of diluted earnings per share	26.1	25.7	26.5

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Explanation of Key Performance Metrics

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of IDT’s revenue.

Adjusted EBITDA less CAPEX is also a financial metric, which is calculated by deriving Adjusted EBITDA as described above and subtracting capital expenditures in accordance with GAAP as reported in the consolidated statements of cash flows. Management uses Adjusted EBITDA less CAPEX to evaluate the level of capital investment needed to support operations, and as a reasonable proxy for the cash generated by IDT’s businesses. Because IDT’s capital expenditures reflect an allocation of capital for longer term growth, IDT seeks to strike an appropriate balance between near-term and long-term financial performance as reflected in Adjusted EBITDA less CAPEX. IDT’s measurement of Adjusted EBITDA less CAPEX may not be comparable to similarly titled measures reported by other companies.

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